EXHIBIT 99.2

         Article 6, Section B of the Restated Articles of Incorporation of the Company shall be amended and restated in its entirety to read as follows:

                  (B) Election of Directors. Directors shall be elected at each Annual Meeting of shareholders to hold office until the next succeeding Annual Meeting of shareholders or until such director's successor has been elected and qualified. The term of office of each director shall begin immediately after his election and each director shall hold office until the next succeeding Annual Meeting of shareholders or until such director's successor has been elected and qualified and subject to prior death, resignation, retirement or removal from office of the director. No decrease in the number of directors constituting the board of directors shall reduce the term of any incumbent director.